Exhibit 1.7

[TRANSLATION]

CERTIFICATE OF AMENDMENT

Business Corporations Act (R.S.Q., c. S-31.1)

I hereby certify that the following corporation:

LE SUPERCLUB VIDÉOTRON LTÉE

Amended its articles under the terms of the

Business Corporations Act to amend its name to:

9293-6707 Québec inc.

On December 29, 2013 at 0:01 minute

[Seal of Québec Registrar]	Filed with the Register on December 19, 2013 under registration number 1144188886	[Signed] Acting Enterprise Registrar

R90Z14L27V90JA